Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President, Investor Relations
	732-747-7800	732-747-7800

IN SPITE OF HURRICANE SANDY, HOVNANIAN ENTERPRISES EXPECTS TO MEET OR EXCEED CURRENT FIRST CALL REVENUE EXPECTATIONS

RED BANK, NJ, November 2, 2012 -- Hovnanian Enterprises, Inc. (NYSE-HOV), a leading national homebuilder, announced today that despite the impact of Hurricane Sandy, the Company still expects to report strong year over year improvements for most metrics during its fourth quarter.  In fact, the Company anticipates that its fourth quarter revenues should meet or exceed current First Call revenue estimates of $461.1 million and could have reported even higher revenues had the hurricane not occurred.  Home deliveries are typically heavily weighted to the final days of the quarter and year end, so the timing of Hurricane Sandy’s landfall on New Jersey earlier this week adversely impacted the Company’s ability to deliver homes, particularly in its New Jersey communities during the final week of the Company’s fiscal year.  The Company’s operations in Delaware, Maryland, Pennsylvania and Virginia were also impacted to varying degrees.

“As Sandy made landfall in New Jersey, with hurricane-force winds, heavy rains and unprecedented power outages, many of our homebuyers were unable to close on their homes as previously scheduled during the beginning of this week,” said Ara K. Hovnanian, Chairman of the Board of Directors, President and Chief Executive Officer of the Company.

“Although these homes were completed and ready for delivery to our customers, overcoming the challenges related to power and phone outages, obtaining insurance, home re-inspections related to New Jersey being declared a federal disaster zone and the coordination with customers and their representatives to set up revised closing times were insurmountable.  As a result, between 50 to 75 homes that were scheduled to be closed during the first three days of this week have now been delayed and will end up closing in the Company’s first quarter of fiscal 2013.  While the quarter would have been even better if not for the effects Hurricane Sandy had on delaying some closings at the very end of the quarter, our associates across the country worked tirelessly in order to get homes delivered and successfully close out the fiscal year,” said Mr. Hovnanian.

“We are still assessing the damages to our communities in these areas but at this time, we anticipate that the majority of the financial impact of damages to be covered by insurance.  Since we expect these 50 to 75 homes to be delivered later in fiscal 2013 and our sales backlog remains very strong, we do not expect any long term impact as a result of Hurricane Sandy,” Mr. Hovnanian concluded.

DEBT EXTINGUISHMENT CHARGE:

Additionally, in connection with the Company’s fourth quarter $797 million debt refinancing, the Company’s fourth quarter and full year results will be negatively impacted by approximately $87 million due to associated debt extinguishment charges.  The debt refinancing reduces our annual cash interest payments by approximately $17 million and extends the maturity of the refinanced debt from 2016 until 2020.

ABOUT HOVNANIAN ENTERPRISES®, INC.:

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Matzel & Mumford, Brighton Homes, Parkwood Builders, Town & Country Homes and Oster Homes.  As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2011 annual report, can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

FORWARD-LOOKING STATEMENTS

All statements in this press release that are not historical facts should be considered as “forward-looking statements.” Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn, (2) adverse weather and other environmental conditions and natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws, and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness, (13) the Company's sources of liquidity, (14) changes in credit ratings, (15) availability of net operating loss carryforwards, (16) operations through joint ventures with third parties, (17) product liability litigation, warranty claims and claims by mortgage investors, (18) successful identification and integration of acquisitions, (19) significant influence of the Company’s controlling stockholders, (20) changes in tax laws affecting the after-tax costs of owning a home, (21) geopolitical risks, terrorist acts and other acts of war, and (22) other factors described in detail in the Company’s Annual Report on Form 10-K for the year ended October 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2012. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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